Exhibit 5.1

February 24, 2025

Board of Directors

Orchid Island Capital, Inc.

3305 Flamingo Drive

Vero Beach, Florida 32963

Ladies and Gentlemen:

We have served as special counsel to Orchid Island Capital, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company, from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of up to $350,000,000 of shares of the Company’s common stock (the “Shares”), $0.01 par value per share (the “Common Stock”), pursuant to the Equity Distribution Agreement, dated February 24, 2025 (the “Distribution Agreement”), by and among the Company, Bimini Advisors, LLC, J.P. Morgan Securities LLC, BTIG, LLC, Citizens JMP Securities, LLC and JonesTrading Institutional Services LLC. The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-269339), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act on January 20, 2023, as amended by Pre-Effective Amendment No. 1 filed by the Company with the Commission on January 25, 2023, and declared effective by the Commission on January 27, 2023 (the “Registration Statement”).

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.       The Registration Statement.

2.       The prospectus supplement, dated February 24, 2025, as filed with the Commission on February 24, 2025, pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated January 27, 2023 (collectively, the “Prospectus”).

3.       An executed copy of the Distribution Agreement.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	2200 Pennsylvania Avenue NW, Suite 500 West Washington, DC 20037-1701 Tel +1.202.639.6500 Fax +1.202.639.6604 velaw.com

February 24, 2025 Page 2

4.        The charter of the Company, as certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”) on February 18, 2025 (as to the Articles of Amendment and Restatement and all amendments thereto filed prior to February 14, 2025), and on February 14, 2025 (as to the amendment to the Articles of Amendment and Restatement filed on February 14, 2025), and as certified by the Secretary of the Company on the date hereof.

5.        The Amended and Restated Bylaws of the Company, dated as of December 13, 2022, as certified by the Secretary of the Company on the date hereof.

6.       Resolutions adopted by the Board of Directors of the Company, dated January 11, 2023 and February 20, 2025 (the “Resolutions”), with respect to, among other things, the issuance, sale and due authorization of the Shares, as certified by the Secretary of the Company on the date hereof.

7.        The certificate of the SDAT as to the due incorporation, existence and good standing of the Company, dated February 21, 2025 (the “Maryland Certificate”).

8.       An executed copy of a certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters (the “Secretary’s Certificate”).

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to factual matters, we have relied upon the Secretary’s Certificate and upon certificates of public officials.

February 24, 2025 Page 3

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.        The Company is a corporation duly incorporated and existing under the laws of the State of Maryland, is in good standing with the SDAT and has the corporate power and authority to issue the Shares.

2.        The issuance of the Shares has been duly authorized and, when and if issued and delivered upon payment therefor in accordance with the Registration Statement, the Resolutions and the Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion with respect to the incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Maryland Certificate and the Secretary’s Certificate.

We do not express an opinion on any laws other than the laws of the State of Maryland.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of the date hereof. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Vinson & Elkins L.L.P.